Exhibit 99.h.14

February 23, 2012

American Beacon Funds (the “Trust”)

4151 Amon Carter Blvd, MD 2450

Fort Worth, TX 76155

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

American Beacon Advisors, Inc. (“AmBeacon”) notifies you that, for the funds listed in Attachment A to this letter (the “Funds”), it will waive its fee and/or reimburse expenses of the Funds as indicated. Furthermore, for Funds in Group 1, AmBeacon will waive its fees and /or reimburse expense of the Fund such that expenses of a Fund, exclusive of brokerage commissions, interest, taxes, acquired fund fees and extraordinary expenses, do not exceed the annual rates listed for Group 1 on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for each of the Funds may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on

Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

American Beacon Advisors, Inc.

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President and CEO

Agreed and Accepted on behalf of the Trust

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

Attachment A

American Beacon Funds – Fiscal Year End: December 31

Group 1

Fund	Class	Annual Expense % Limit	Expiration
TIPS	Y	0.61	5/1/2013
TIPS	Investor	0.69	5/1/2013
TIPS	A	1.00	5/1/2013
TIPS	C	1.78	5/1/2013

Group 2

Fund	Class	Fee Waiver % By ABA	Expiration
TIPS	Institutional	0.10	5/1/2013